UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☒
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Dell Inc.

(Name of Registrant as Specified In Its Charter)

O. Mason Hawkins
Chairman of the Board and C.E.O.
Southeastern Asset Management, Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	Fee not required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

On July 12, 2013, Carl C. Icahn and his affiliates and Southeastern Asset Management, Inc. (“Southeastern”) issued a letter to stockholders of Dell Inc., a copy of which is included in the Schedule 13D/A attached as Exhibit A hereto.

Exhibit A

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13D
Under the Securities Exchange Act of 1934

Amendment No. 10

Dell Inc.
________________________________________________________
(Name of Issuer)

Common Stock
_______________________________________________________
(Title of Class and Securities)

24702R101
_______________________________________________________

(CUSIP Number of Class of Securities)

O. Mason Hawkins
Chairman of the Board and C.E.O.

Southeastern Asset Management, Inc.
6410 Poplar Avenue, Suite 900
Memphis, TN  38119
(901) 761-2474
___________________________________________________________

(Name, Address and Telephone Number of Person Authorized to
Receive Notices and Communications)

July 12, 2013
___________________________________________
(Date of Event which Requires
Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this Schedule because of Sections 240.13d-1(e), 240.13d-1(f), or 240.13d-1(g), check the following box:  ☐

SCHEDULE 13D

CUSIP No. 24702R101

1		NAME OF REPORTING PERSONS Southeastern Asset Management, Inc. I.D. No. 62-0951781
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☒ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS (See Instructions) 00: Funds of investment advisory clients
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Tennessee
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER (Discretionary Accounts) 34,281,460 shares
	8	SHARED OR NO VOTING POWER 27,939,000 shares (Shared) 7,615,168 shares (No Vote)
	9	SOLE DISPOSITIVE POWER (Discretionary Accounts) 41,896,628 shares
	10	SHARED DISPOSITIVE POWER 27,939,000 shares (Shared) 0 shares (None)
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 69,835,628* shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES	☒ See Item 5(a)
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 4.0%
14		TYPE OF REPORTING PERSON IA

* This amount excludes 6,476,800 European style options that are only exercisable on the expiration date of the options and will not be exercisable within the next 60 days.

SCHEDULE 13D

CUSIP No. 24702R101

1		NAME OF REPORTING PERSONS O. Mason Hawkins I.D. No. XXX-XX-XXXX
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS (See Instructions) 00: None
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Citizen of United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER (Discretionary Accounts) None
	8	SHARED OR NO VOTING POWER None
	9	SOLE DISPOSITIVE POWER None
	10	SHARED DISPOSITIVE POWER None 0 shares (None)
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON None (See Item 3)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES	☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 0.0%
14		TYPE OF REPORTING PERSON IN

This Amendment No. 10 amends and supplements the Statement on Schedule 13D filed with the Securities and Exchange Commission on February 8, 2013, as amended by Amendment No. 1 filed on February 12, 2013, Amendment No. 2 filed on March 5, 2013, Amendment No. 3 filed on March 15, 2013, Amendment No. 4 filed on May 10, 2013, Amendment No. 5 filed on May 13, 2013, Amendment No. 6 filed on May 16, 2013, Amendment No. 7 filed on June 18, 2013, Amendment No. 8 filed on July 2, 2013, and Amendment No. 9 filed on July 11, 2013 (the “Schedule 13D”), which relates to the common stock, par value $0.01 (the “Securities”) of Dell Inc., a Delaware corporation (the “Issuer”). Capitalized terms used herein and not otherwise defined have the meaning assigned to such terms in the Schedule 13D. All items or responses not described herein remain as previously reported in the Schedule 13D.

Item 4.	Purpose of Transaction

Item 4 is hereby amended and supplemented by adding the following immediately after the fifteenth paragraph thereof:

On July 12, 2013, Carl C. Icahn and his affiliates and Southeastern issued a letter to stockholders of the Issuer (the “July 12 Letter”).  A copy of the July 12 Letter is incorporated by reference and attached hereto as Schedule XII.

Any proposal by Icahn and Southeastern would be contingent upon the proposed take-private transaction being defeated, the election of a new Dell Board of Directors, and approval by that new Board.

Item 7.	Material to be Filed as an Exhibit

Item 7 is hereby amended and supplemented by adding the following immediately after the eleventh paragraph thereof:

Schedule XII.  July 12 Letter.

Signatures

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  July 12, 2013

Southeastern Asset Management, Inc.

By:	/s/ O. Mason Hawkins
Name: O. Mason Hawkins
Title: Chairman of the Board and Chief Executive Officer

O. Mason Hawkins, Individually

/s/ O. Mason Hawkins

Joint Filing Agreement

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, the persons or entities named below agree to the joint filing on behalf of each of them of this Schedule 13D with respect to the Securities of the Issuer and further agree that this joint filing agreement be included as an exhibit to this Schedule 13D. In evidence thereof, the undersigned hereby execute this Agreement as of July 12, 2013.

Southeastern Asset Management, Inc.

By:	/s/ O. Mason Hawkins
Name: O. Mason Hawkins
Title: Chairman of the Board and Chief Executive Officer

O. Mason Hawkins, Individually

/s/ O. Mason Hawkins

SCHEDULE XII

FOR IMMEDIATE RELEASE

Icahn and Southeastern Asset Management Announce
Enhancement to Proposal

New York, New York, July 12, 2013: Carl C. Icahn and his affiliates and Southeastern Asset Management today issued the following letter to stockholders of Dell Inc.

Dear Fellow Dell Stockholders:

We are today enhancing our proposal for a self tender offer at Dell.

UNDER OUR REVISED PROPOSAL DELL WOULD SELF TENDER FOR 1.1 BILLION SHARES OF DELL STOCK IN EXCHANGE FOR $14 PER SHARE PLUS ONE TRANSFERABLE WARRANT FOR EVERY FOUR SHARES PURCHASED IN THE SELF TENDER OFFER.  EACH WARRANT WOULD ENTITLE STOCKHOLDERS, FOR A PERIOD OF 7 YEARS, TO PURCHASE A DELL SHARE FOR $20.00 (THE “WARRANT”).  BASED UPON THE ASSUMPTIONS AND CALCULATIONS SET FORTH ON EXHIBIT 1, WE BELIEVE THAT THE TOTAL VALUE TO TENDERING STOCKHOLDERS WOULD BE APPROXIMATELY $15.50 TO $18.00 PER SHARE, AS COMPARED TO MICHAEL DELL/SILVER LAKE’S OFFER OF $13.65 PER SHARE.*  Because Icahn and Southeastern have agreed not to tender their shares, if you choose to tender, a minimum of 71% of your Dell stock would be purchased at $14 per share, PLUS the Warrant.  If others like us believe the future of Dell is bright and determine to hold all their stock, then obviously more than 71% of your shares would be accepted if tendered.

In our opinion ISS has done a great disservice to stockholders by making a recommendation focused on the criticism that shareholders cannot “immediately” be paid $14 in cash even if they vote down the proposed Michael Dell/Silver Lake freeze out transaction.  We believe this is a misguided criticism because stockholders will also not “immediately” receive the $13.65 from Dell even if they vote in favor of the Michael Dell/Silver Lake freeze out transaction.  In fact we believe that our proposed Dell self tender transaction would close sooner than the Michael Dell/Silver Lake transaction, which Dell has said it expects to close “during the third quarter of the Company’s current fiscal year, which quarter will end on November 1, 2013” and which is subject to the condition that they obtain antitrust approval from regulators in China.

* These estimates are based upon the assumptions and calculations set forth on Exhibit 1 and reflect only an illustration of the implied value of Dell based upon those assumptions and calculations. The foregoing and Exhibit 1 are not a prediction of the specific future market value of Dell stock or any warrant.

It is our understanding that it can take up to 180 days to receive such approvals once a filing is accepted.  Dell has provided little information about where it or Michael Dell/Silver Lake is in the process of procuring these necessary approvals.  In fact, if that approval is not obtained prior to the November 5 drop-dead date in the Michael Dell/Silver Lake merger agreement, Michael Dell/Silver Lake would have the right to walk away from the proposed merger with no penalty.  Where is the transparency on the status of that from Dell?  ISS focused on the risk of our transaction closing, but why have they not focused on the risk of Michael Dell/Silver Lake’s transaction closing?  Where are they in scrutinizing the Michael Dell/Silver Lake transaction?

OUR COMMITMENT

Icahn and Southeastern are not exposing an aggregate of $6 billion of capital just to get a bump in price from Michael Dell/Silver Lake.  We are completely committed to our proposal and believe that it is economically better for stockholders than the Michael Dell/Silver Lake freeze out transaction.  We are also completely committed to bringing in management that we expect to be far superior to Michael Dell who we believe has had an abysmal record during the last three years.  We believe there would be several excellent candidates for this position who would be very interested in running this company once a clear mandate has been established.

THE SPECIAL COMMITTEE

We continue to view our proposal, particularly with the addition of the Warrant, as economically better for stockholders than the Michael Dell/Silver Lake freeze out transaction. We would be happy to meet with the Dell Special Committee to discuss our proposal and, as in the past, we could recast our proposal from a company self tender offer to a merger if that structural modification would help the Special Committee to support us.

ASK YOURSELF -- WHAT ARE MICHAEL DELL/SILVER LAKE DOING?

Our years in business have taught us to ask:  Why do Michael Dell and Silver Lake, both very astute investors, want to buy Dell -- even with all of the business risks that the Special Committee is warning us about?  And why are the financial institutions that are providing billions to finance that acquisition willing to do so in the face of these risks?

VOTE DOWN THE MICHAEL DELL/SILVER LAKE DEAL.  VOTE IN OUR SLATE AT THE ANNUAL MEETING WHEN IT IS HELD.  SEND DELL THE MESSAGE THAT YOU SUPPORT A DELL SELF TENDER OFFER FOR CASH AND WARRANTS THAT WILL ALLOW YOU TO ENJOY THE UPSIDE POTENTIAL AT DELL.

We continue to urge stockholders to vote AGAINST the Michael Dell/Silver Lake transaction.  We believe the future for Dell is bright and we hope that you agree.

Sincerely,

/s/ Carl C. Icahn	/s/ O. Mason Hawkins	/s/ G. Staley Cates
Carl C. Icahn	O. Mason Hawkins	G. Staley Cates
Icahn Enterprises LP	Southeastern	Southeastern
	Asset Management	Asset Management

For assistance in voting your shares, please contact D.F. King & Co., Inc., which is assisting Icahn and Southeastern, at 1-800-347-4750 (banks and brokers call 1-212-269-5550) or by e-mail at dell@dfking.com.

Exhibit 1

Valuation Analysis

Assumes Only Icahn and Southeastern Do Not Tender

Pro Forma Value to Tendering Shareholders 1

Assumed NTM P/E Multiple 2	5.5x	6.0x	6.6x	7.2x
Cash	$9.99	$9.99	$9.99	$9.99

% of $14 Tender Offer	71%	71%	71%	71%

Pro Forma Equity Value	$4.57	$4.98	$5.48	$5.98

Warrant	$1.15	$1.37	$1.65	$1.94

Total Value to Tendering Shareholders	$15.72	$16.35	$17.13	$17.92

% Premium to Michael Dell/Silver Lake Deal	15.1%	19.8%	25.5%	31.3%

Assumes Only Icahn, Southeastern and Michael Dell Roll Do Not Tender

Pro Forma Value to Tendering Shareholders 1

Assumed NTM P/E Multiple 2	5.5x	6.0x	6.6x	7.2x
Cash	$12.11	$12.11	$12.11	$12.11

% of $14 Tender Offer	86%	86%	86%	86%

Pro Forma Equity Value	$2.16	$2.35	$2.59	$2.82

Warrant	$1.15	$1.37	$1.65	$1.94

Total Value to Tendering Shareholders	$15.42	$15.83	$16.35	$16.88

% Premium to Michael Dell/Silver Lake Deal	13.0%	16.0%	19.8%	23.6%

Notes
1	Assumes FY’15 Dell earnings pro forma for the Icahn/Southeastern tender of $2.90, as derived in the accompanying Sources of Funding and Self Tender Offer.
2
NTM P/E multiples of 5.5x, 6.0x, 6.6x (as calculated by the Special Committee to be the unaffected NTM P/E multiple prior to announcement as per Schedule 14A filed with the SEC by Dell on 6/24/13) and 7.2x (most recent Hewlett Packard FY’14 P/E as per Bloomberg as of 7/11/13).

Sources of Funding and Self Tender Offer

Sources of Funding 3, 4		Self Tender Offer
Millions (Except Per Share Values)		Millions (Except Per Share Values)

Cash (Projected as of 7/31/13)	13,300		Fiscal Year Ending
Assumed Minimum Cash	4,900		January 30, 2015
Break-up and Diligence Fees	490	Non-GAAP Operating Income 5	3,300
Taxes Paid	200	Less: Estimated Foregone Dell Financials Services Income 6	(250)
Bond Issuance Fee	182	Less: Net Interest Expense 7	(556)
Total Available Cash	7,528	Pro Forma Pre-tax Income	2,494
		Taxes	549
Short-term Financing Receivable	2,991	Pro Forma Net Income	1,946
Long-term Financing Receivables	1,383
Long-term Structured Financing Debt	(999)	Shares Outstanding 8	1,788
Short-term Structured Financing Debt	(454)	Shares Repurchased in Self Tender	1,118
Total Cash Proceeds from Sale of Receivables	2,921	Pro Forma Shares Outstanding	670

New Senior Term Loans	5,200	Pro Forma FY’15 EPS	$2.90

Total Proceeds	15,649

Self Tender Price	$14.00
Shares Repurchased	1,118

Notes
3	Assumes, as per Schedule 14A filed with the SEC by Dell on 6/24/13 $13.3 billion in cash as of 7/31/13.
4
Assumes, as per Schedule 14A filed by Icahn with the SEC on 7/1/13, total cash available for repurchases of $15.649 billion to repurchase 1.118 billion shares at $14.  Total cash available derived from the incurrence of $5.2 billion in new senior term loans, the sale of short-term and long-term financing receivables net of both short-term and long-term structured financing debt for total cash proceeds of $2.9 billion, $10.4 billion of cash and cash equivalents, $486 million of short-term investments, and $2.3 billion of long-term investments (as per Form 10-Q filed with the SEC by Dell on 6/12/13), $490 million of break-up and diligence fees, $200 million of cash taxes paid in connection with repatriating cash from overseas, and $182 million in financing fees. Assumed minimum cash of $6.4 billion as per Schedule 14A filed with the SEC by Dell on 6/5/13, less $1.5 billion equal to undrawn revolver at closing as per Schedule 14A filed with the SEC by Dell on 6/24/13.

5	Assumes, as per Schedule 14A filed with the SEC by Dell on 6/13/13 $3.3 billion in operating income in the BCG Base Case for fiscal year ending January 30, 2015.
6
Assumes Dell Financial Services begins to rebuild receivables balance to only generate a deficit of $250 million of income in fiscal year ending January 30, 2015 as compared to the $323 million loss projected by the Special Committee for Dell Financial Services in Fiscal Year Ending January 31, 2014 as per Schedule 14A filed by Dell on 6/5/13.

7	Assumes 5.5% blended cost of debt and 0.5% interest income.
8	Assumes, as per Schedule 14A filed with the SEC by Dell on 6/24/13 1.788 billion shares outstanding as of 7/31/13.

Warrant Valuation Analysis

Black-Scholes Calculations 8, 9

Inputs:		Inputs:
Assumed Stock Value Price (S)	$15.97	Assumed Stock Value Price (S)	$17.42
Strike Price (X) 10	$20.00	Strike Price (X) 10	$20.00
Volatility (s) 11	37%	Volatility (s) 11	37%
Risk-free Rate 12	2%	Risk-free Rate 12	2%
Time to expiration (T) (yrs) 10	7.0	Time to expiration (T) (yrs) 10	7.0
Fraction of Warrant Granted Per Share	0.25	Fraction of Warrant Granted Per Share	0.25
# of Options (000)	279,446	# of Options (000)	279,446
# Shares Outstanding (Projected as of 7/31/13) (000)	1,788,000	# Shares Outstanding (Projected as of 7/31/13) (000)	1,788,000
Output:		Output:
Adjusted S (Dilution)	$14.43	Adjusted S (Dilution)	$15.81
D1	0.30	D1	0.40
D2	(0.68)	D2	(0.58)
N(D1)	0.62	N(D1)	0.65
N(D2)	0.25	N(D2)	0.28
Value of Warrant	$4.61	Value of Warrant	$5.49

Inputs:		Inputs:
Assumed Stock Value Price (S)	$19.16	Assumed Stock Value Price (S)	$20.90
Strike Price (X) 10	$20.00	Strike Price (X) 10	$20.00
Volatility (s) 11	37%	Volatility (s) 11	37%
Risk-free Rate 12	2%	Risk-free Rate 12	2%
Time to expiration (T) (yrs) 10	7.0	Time to expiration (T) (yrs) 10	7.0
Fraction of Warrant Granted Per Share	0.25	Fraction of Warrant Granted Per Share	0.25
# of Options (000)	279,446	# of Options (000)	279,446
# Shares Outstanding (Projected as of 7/31/13) (000)	1,788,000	# Shares Outstanding (Projected as of 7/31/13) (000)	1,788,000
Output:		Output:
Adjusted S (Dilution)	$17.46	Adjusted S (Dilution)	$19.13
D1	0.50	D1	0.59
D2	(0.48)	D2	(0.39)
N(D1)	0.69	N(D1)	0.72
N(D2)	0.32	N(D2)	0.35
Value of Warrant	$6.60	Value of Warrant	$7.78

Assumed NTM P/E Multiple 2	5.5x	6.0x	6.6x	7.2x
Pro Forma FY’15 EPS	$2.90	$2.90	$2.90	$2.90
Pro Forma Equity Value	$15.97	$17.42	$19.16	$20.90

Resultant Value of Warrant	$4.61	$5.49	$6.60	$7.78
0.25 Warrants Issued Per Share Repurchased	0.25	0.25	0.25	0.25
Resultant Value of 0.25 Warrant Per Share Repurchased	$1.15	$1.37	$1.65	$1.94

Notes
2
NTM P/E multiples of 5.5x, 6.0x, 6.6x (as calculated by the Special Committee to be the unaffected NTM P/E multiple prior to announcement as per Schedule 14A filed with the SEC by Dell on 6/24/13) and 7.2x (most recent Hewlett Packard FY’14 P/E as per Bloomberg as of 7/11/13).

8	Warrants valued using Black-Scholes model. Valuation assumes dilution.
9	Assumes 1.118 billion shares are tendered, shareholders who tender will receive 0.25 of a warrant per purchased tendered share.
10	Assumes a 7 year warrant with a $20 strike price.
11	Assumes 37% volatility, as per Form 10-K filed with the SEC by Dell on 3/12/13.
12	Risk-free rate assumes the U.S. Generic Government 7 Year Yield (USGG7YR) as per Bloomberg on 7/11/13.

NOTICE TO INVESTORS

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT, DATED JUNE 26, 2013, AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY ICAHN ENTERPRISES, LP, SOUTHEASTERN ASSET MANAGEMENT, INC. AND THEIR RESPECTIVE AFFILIATES FROM THE STOCKHOLDERS OF DELL INC. FOR USE AT DELL INC.’S SPECIAL MEETING OF STOCKHOLDERS SCHEDULED TO BE HELD ON JULY 18, 2013 BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION.  A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY HAVE BEEN MAILED TO STOCKHOLDERS OF DELL INC. AND ARE ALSO AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE DEFINITIVE PROXY STATEMENT, DATED JUNE 26, 2013. EXCEPT AS OTHERWISE DISCLOSED IN THE DEFINITIVE PROXY STATEMENT, THE PARTICIPANTS HAVE NO INTEREST IN DELL INC. OTHER THAN THROUGH THE BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK OF DELL INC. AS DISCLOSED IN THE DEFINITIVE PROXY STATEMENT.  WE HAVE NOT SOUGHT, NOR HAVE WE RECEIVED, PERMISSION FROM ANY THIRD PARTY TO INCLUDE THEIR INFORMATION IN THIS LETTER.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this letter, and the documents referred to in this letter, are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives.  Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties.  Forward-looking statements are not guarantees of future performance or activities and are subject to many risks and uncertainties.  Due to such risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements.  Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “should,” “may,” “will,” “objective,” “projection,” “forecast,” “management believes,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology.

Important factors that could cause actual results to differ materially from the expectations set forth in this letter include, among other things, the factors identified under the section entitled “Risk Factors” in Dell’s Annual Report on Form 10-K for the year ended February 1, 2013 and under the section entitled “Cautionary Statement Concerning Forward-Looking Information” in Dell’s Definitive Proxy Statement filed with the SEC on May 31, 2013.  Such forward-looking statements should therefore be construed in light of such factors, and Icahn and Southeastern are under no obligation, and expressly disclaim any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Susan Gordon
(212) 702-4309

About Southeastern Asset Management, Inc.

Southeastern, headquartered in Memphis, Tenn., is an investment management firm with $34 billion in assets under management acting as investment advisor to institutional investors and the four Longleaf Partners Funds: Longleaf Partners Fund, Longleaf Partners Small-Cap Fund, Longleaf Partners Global Fund and Longleaf Partners International Fund, as well as two Irish domiciled UCITS Funds: Longleaf Partners Global UCITS Fund and Longleaf Partners US UCITS Fund. Southeastern was established in 1975, and the first of the Longleaf Partners Funds was launched in 1987.

Important Legal Information

Southeastern intends to file other documents with the U.S. Securities and Exchange Commission (the “SEC”) regarding the proposed acquisition of Dell, as contemplated by the Agreement and Plan of Merger, dated as of February 5, 2013, by and among Denali Holding Inc., Denali Intermediate Inc., Denali Acquiror Inc. and Dell. Before making any voting or investment decision, investors and security holders of Dell are urged to read such other documents regarding the proposed acquisition, carefully in their entirety, because they contain important information about the proposed transaction. Investors and security holders of Dell may obtain free copies of other documents filed with, or furnished to, the SEC by Southeastern at the SEC’s website at www.sec.gov.

Forward-looking Statements

Certain statements contained herein are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future performance or activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “should,” “may,” “will,” “objective,” “projection,” “forecast,” “management believes,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology.